UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: January 23, 2014
Date of Earliest Event Reported: November 8, 2013

ORCHIDS PAPER PRODUCTS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32563 (Commission File Number)	23-2956944 (IRS Employer Identification Number)

4826 Hunt Street

Pryor, Oklahoma 74361

 (Address of Principal Executive Offices)

(918) 825-0616

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a Current Report on Form 8-K dated November 15, 2013 (the “Original Filing”), effective November 8, 2013 Jeffrey S. Schoen was appointed President and Chief Executive Officer of Orchids Paper Products Company (the “Company”). In connection with Mr. Schoen’s appointment, and at the recommendation of the Compensation Committee, the Board of Directors of the Company (the “Board”) approved certain material terms of an employment agreement between the Company and Mr. Schoen (the “Employment Agreement”), with the final form to be finally negotiated between the parties. The Original Filing also set forth material terms of a conditional stock option granted to Mr. Schoen in connection with his appointment as President and Chief Executive Officer (the “Option”), the terms and conditions of which were to be set forth in a final form of a Nonqualified Stock Option Agreement (the “Option Agreement”).

This Form 8-K/A is being filed to report that on January 23, 2014 the Company and Mr. Schoen entered to the final form of the Employment Agreement. The below descriptions of the terms and provisions of the Employment Agreement and the Option Agreement are summaries only and are fully qualified by reference to the full text of each agreement, copies of which are attached to this report as Exhibit 10.1 and Exhibit 10.2, respectively.

The Employment Agreement

Pursuant to the Employment Agreement, Mr. Schoen is an at-will employee and either party may terminate the Employment Agreement at any time. The Employment Agreement provides that Mr. Schoen is entitled to an initial base salary of $400,000 per annum, subject to annual review and increase in the discretion of the Compensation Committee. Further, Mr. Schoen is potentially entitled to the following bonus payments: (i) an annual performance bonus in an amount up to 100% of then current base salary (target bonus of 60% of base salary) based on achievement of such targets as shall be established in accordance with the Company’s annual bonus program and prorated as necessary for any partial year, including 2013; and (ii) a one-time bonus payment of $50,000 (each a “Stock Threshold Bonus”) if and when the share price of the Common Stock closes at or above each of the following prices for three consecutive business days at any point during the five years following November 8, 2013: $34.7875, $42.35, $51.425, or $60.50. Only one Stock Threshold Bonus payment shall be paid for reaching any one threshold, and the aggregate Stock Threshold Bonus payable is limited to $200,000. All payments under the Employment Agreement are intended to be exempt from Section 409A as short-term deferrals.

Under the Employment Agreement Mr. Schoen is entitled to certain other benefits, including the cost of reasonable temporary living in the Tulsa, Oklahoma area for up to 12 months, as well as the reimbursement of certain relocation costs incurred by Mr. Schoen.

If Mr. Schoen’s employment is terminated without “Cause” or with “Good Reason” within 12 months following a change in control event, then pursuant to the terms of the Employment Agreement, and subject to execution of a release agreement, Mr Schoen would be entitled to: (i) all earned and accrued but unpaid base salary, and (ii) severance consisting of an amount equal to two years of base salary plus an amount equal to twice the average of the annualized previous two bonus payments (but excluding the Stock Threshold Bonus), payable in one lump sum within 90 days following termination of employment. In the event of Mr. Schoen’s death or disability the Company would be obligated to pay Mr. Schoen’s estate all earned and accrued but unpaid base salary, and a pro-rated bonus.

For two years following the termination of Mr. Schoen’s employment he has an obligation to inform the Company of any new work location and responsibilities he assumes and will be subject to restrictive covenants relating to the solicitation of employees of the Company. Also, if he receives severance, during that time Mr. Schoen will be subject to restrictive covenants relating to the solicitation of customers and suppliers of the Company.

The Option Agreement

As disclosed in the Original Filing, on November 8, subject to shareholder approval, the Board granted Mr. Schoen the Option which provides Mr. Schoen the option to purchase up to 400,000 shares of the common stock of the Company (the “Common Stock”) at a purchase price of $30.25 per share, which is the arithmetic mean between the high and low prices of such stock as reported on such date and was deemed the fair market value of the Company’s Common Stock on the date of grant. The Option will become exercisable, if at all, if and when the share price of the Common Stock closes at a certain percentage of the purchase price of the Option for three consecutive business days, in accordance with the below vesting schedule, subject to Mr. Schoen being employed by the Company on such date and subject further to certain change in control provisions also described below. However, in no event shall the Option become vested prior to the date that shareholder approval of the Option is obtained:

Share price closes at or above the following percentage of the purchase price for the Option	Number of shares that become vested
115%	100,000
140%	100,000
170%	100,000
200%	100,000

Any unvested portion of the Option shall expire five years from the date of grant (“Option Period”), and the Option shall terminate after 10 years after date of grant. The Option will immediately become 100% vested in the total number of shares to which this Option relates immediately prior to a Change in Control, provided such Change in Control occurs within the Option Period.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. See the Exhibit Index which is hereby incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORCHIDS PAPER PRODUCTS COMPANY

Date: January 29, 2014	By:	/s/ Keith R. Schroeder
Keith R. Schroeder
Chief Financial Officer

Exhibit Index

Exhibit	Description
10.1	Executive Employment Agreement effective as of November 8, 2013, between Orchids Paper Products Company and Jeffrey S. Schoen
10.2	Nonqualified Stock Option Agreement effective as of November 8, 2013, between Orchids Paper Products Company and Jeffrey S. Schoen